Exhibit 12.1(a)

                                 USX CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                      TOTAL ENTERPRISE BASIS - (Unaudited)
           ----------------------------------------------------------
                              (Dollars in Millions)


                                Nine Months    Six Months   Three Months
                                   Ended         Ended         Ended
                                  Sept 30       June 30       March 31
                                 1999 1998*   1999*1998*    1999* 1998*
                                 ----  ----    ---- ----     ----  ----

Portion of rentals
  representing interest           $75   $76     $49  $50      $25   $26
Capitalized interest               24    35      19   23       10    10
Other interest and fixed
   charges                        247   233     163  145       82    72
Pretax earnings which would
   be required to cover
   preferred stock dividend
   requirements of parent          11    11       8    8        4     4
                                 ----  ----    ---- ----     ----  ----

Combined fixed charges
  and preferred stock
   dividends (A)                 $357  $355    $239 $226     $121  $112
                                 ====  ====    ==== ====     ====  ====

Earnings-pretax income
   with applicable
   adjustments (B)              $1609 $1632    $987$1260     $455  $578
                                 ====  ====    ==== ====     ====  ====

Ratio of (B) to (A)              4.51  4.60    4.13 5.58     3.76  5.16
                                 ====  ====    ==== ====     ====  ====

Note - Fixed charges consist of interest expense on indebtedness whether expensed or capitalized (including amortization of debt expense and discount or premium relating to indebtedness) and one-third of rental expense that is representative of the interest factor.



*Restated in September 1999.

                                                                 Exhibit 12.1(b)


                                 USX CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                      TOTAL ENTERPRISE BASIS - (Unaudited)
                              CONTINUING OPERATIONS
           ----------------------------------------------------------
                              (Dollars in Millions)


                                      Year Ended December 31*
                                  --------------------------------
                                 1998    1997   1996    1995  1994
                                 ----    ----   ----    ----  ----
Portion of rentals
   representing interest         $105     $82    $78     $76   $83
Capitalized interest               46      31     11      13    58
Other interest and fixed
   charges                        320     294    364     432   424
Pretax earnings which would
   be required to cover
   preferred stock dividend
   requirements of parent          15      20     37      46    49
                                 ----    ----   ----    ----  ----
Combined fixed charges
   and preferred stock
   dividends (A)                 $486    $427   $490    $567  $614
                                 ====    ====   ====    ====  ====
Earnings-pretax income
   with applicable
   adjustments (B)              $1675   $1700  $1823    $855 $1257
                                 ====    ====   ====    ====  ====

Ratio of (B) to (A)              3.45    3.98   3.72    1.51  2.05
                                 ====    ====   ====    ====  ====


Note - Fixed charges consist of interest expense on indebtedness whether expensed or capitalized (including amortization of debt expense and discount or premium relating to indebtedness) and one-third of rental expense that is representative of the interest factor.


*Restated in 1999.

